Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Third Quarter 2024 Financial Results
Net Sales Increased 6.4% Compared to the Third Quarter of 2023, with U.S. Net Sales Up 19.5%
Active Customer Growth of 14.1% on a Trailing Twelve-Month Basis Compared to the Third Quarter of 2023
Princess Polly to Open NYC Store in Soho in Early 2025
SAN FRANCISCO – November 7, 2024 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the quarter ended September 30, 2024.
Results for the Third Quarter
•Net sales increased 6.4% to $149.9 million, compared to $140.8 million in the third quarter of 2023; up 5.2% on a constant currency basis1.
•In the U.S., net sales increased 19.5% compared to the third quarter of 2023.
•Net loss was $(5.4) million, or $(0.51) per share, in the third quarter of 2024, compared to net loss of $(70.4) million, or $(6.58) per share, in the third quarter of 2023.
•Adjusted EBITDA2 was $8.2 million in the third quarter of 2024, compared to $4.7 million in the third quarter of 2023.
“I’m proud that we delivered another strong quarter, exceeding top and bottom-line expectations, while further advancing our strategic growth initiatives," said Ciaran Long, Interim Chief Executive Officer and Chief Financial Officer. "We grew net sales to ~$150 million, a 6.4% increase year over year, fueled by particularly strong performance in the U.S. market where sales grew 19.5% to $100 million. Importantly, we delivered adjusted EBITDA of over $8 million, which is an impressive 75% increase compared to last year. Our strong third quarter performance reflects our teams’ unwavering commitment to building next-generation brands and executing at the highest level to drive growth and profitability.”
"In addition to the strength across our brands’ direct to consumer channels, our omnichannel expansion initiatives are gaining momentum, further increasing our brand reach. Princess Polly has opened three stores in San Diego, Scottsdale and Boston this year, and as previously announced, Princess Polly is expected to open its first New York City store in Soho early next year. Additionally, we’re thrilled that Petal & Pup has expanded into 40 Nordstrom stores based on the success of Petal & Pup’s performance on Nordstrom.com. As we look ahead, we are well-positioned for continued profitable growth, and I’m confident in our ability to execute and deliver sustainable long term shareholder value.”
Brand Highlights:
•Princess Polly opened three stores in San Diego, Scottsdale and Boston year to date. The brand plans to open two more stores in California in the fourth quarter. As previously announced, Princess Polly is expected to open its first store in New York City early next year.
•Based on the success of Petal & Pup on Nordstrom.com, the partnership was expanded to feature Petal & Pup in 40 Nordstrom stores in the fourth quarter.
•Culture Kings continues to deliver growth in the U.S. with its in-house brands, including mnml, contributing as top performers.
•Loiter, one of Culture Kings' flagship in-house brands, transitioned to ‘test and repeat’ merchandising strategy resulting in triple-digit revenue growth with outpaced margin dollar growth in the third quarter.
Third Quarter Financial Details
•Net sales increased 6.4% to $149.9 million, compared to $140.8 million in the third quarter of 2023. The increase was driven by a 6.4% increase in the number of orders, due to growth in the U.S. On a constant currency basis1, net sales increased 5.2%.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2023, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Gross margin was 58.0%, compared to 55.4% in the third quarter of 2023. The improvement was primarily driven by the impact of more full price selling and improved inventory position, partially offset by the effect of growing wholesale initiatives.
•Selling expenses were $41.9 million, compared to $36.7 million in the third quarter of 2023. Selling expenses were 27.9% of net sales, compared to 26.0% of net sales in the third quarter of 2023. The increases were driven by the impact of opening additional stores.
•Marketing expenses were $19.3 million, compared to $18.5 million in the third quarter of 2023. Marketing expenses were 12.9% of net sales, compared to 13.1% of net sales in the third quarter of 2023.
•General and administrative (“G&A”) expenses were $27.8 million, compared to $24.6 million in the third quarter of 2023. G&A expenses were 18.6% of net sales, compared to 17.5% of net sales in the third quarter of 2023. The increase in G&A expenses as a percent of net sales during the quarter was primarily driven by a $2.0 million accrual for a legal matter and higher incentive compensation.
•Adjusted EBITDA2 was $8.2 million, or 5.5% of net sales, compared to $4.7 million, or 3.3% of net sales, in the third quarter of 2023.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the third quarter totaled $23.1 million.
•Inventory at the end of the third quarter totaled $106.0 million, compared to $91.0 million at the end of fiscal year 2023 and $100.0 million at the end of the third quarter of 2023.
•Debt at the end of the third quarter totaled $111.9 million, compared to $93.4 million at the end of fiscal year 2023 and $106.7 million at the end of the third quarter of 2023. The increase in debt at the end of the third quarter was primarily to purchase additional inventory to meet demand across multiple sales channels, as well as to invest in stores.
•Cash flow used in operations for the nine months ended September 30, 2024 was $6.3 million, compared to cash flow from operations of $18.0 million for the nine months ended September 30, 2023.
Outlook
For the full fiscal 2024 year, the Company now expects:
•Net sales between $567 million and $572 million
•Adjusted EBITDA3 between $22 million and $23 million
•Weighted average diluted share count of 10.6 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels, the opening of three Princess Polly stores in the fourth quarter of 2024 and continued macroeconomic pressures, specifically in Australia and New Zealand. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 7, 2024, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (800) 715-9871 or (646) 307-1963, conference ID 2198544. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13749065. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a portfolio of next-generation fashion brands for the next generation of consumers. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine and Israel-Palestine wars), legal, compliance and supply chain risks; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the SEC). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$149,903	$140,833	$415,674	$397,346
Cost of sales	62,983	62,865	177,111	173,522
Gross profit	86,920	77,968	238,563	223,824
Operating expenses:
Selling	41,887	36,660	117,293	106,998
Marketing	19,278	18,511	52,432	51,642
General and administrative	27,827	24,622	76,367	74,681
Goodwill impairment	—	68,524	—	68,524
Total operating expenses	88,992	148,317	246,092	301,845
Loss from operations	(2,072)	(70,349)	(7,529)	(78,021)
Other expense, net:
Interest expense	(2,707)	(2,798)	(7,661)	(8,490)
Other expense	(750)	(541)	(1,048)	(2,325)
Total other expense, net	(3,457)	(3,339)	(8,709)	(10,815)
Loss before income taxes	(5,529)	(73,688)	(16,238)	(88,836)
Benefit from (provision for) income tax	90	3,278	(395)	3,833
Net loss	$(5,439)	$(70,410)	$(16,633)	$(85,003)
Net loss per share:
Basic and diluted	$(0.51)	$(6.58)	$(1.58)	$(7.92)
Weighted average shares outstanding:
Basic and diluted	10,595,526	10,695,621	10,538,591	10,736,628

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$23,077	$21,859
Accounts receivable, net	6,690	4,796
Inventory	106,030	91,024
Prepaid income taxes	1,369	—
Prepaid expenses and other current assets	19,111	18,016
Total current assets	156,277	135,695
Property and equipment, net	29,382	27,154
Operating lease right-of-use assets	62,332	37,465
Intangible assets, net	56,130	64,322
Goodwill	96,012	94,898
Deferred tax assets	1,539	1,569
Other assets	2,429	618
Total assets	$404,101	$361,721
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,598	$28,279
Accrued liabilities	33,198	25,223
Sales returns reserve	8,331	9,610
Deferred revenue	12,880	11,782
Income taxes payable	—	257
Operating lease liabilities, current	7,523	7,510
Current portion of long-term debt	6,300	3,300
Total current liabilities	98,830	85,961
Long-term debt	105,610	90,094
Operating lease liabilities	60,931	35,344
Other long-term liabilities	1,798	1,704
Total liabilities	267,169	213,103
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	470,194	466,172
Accumulated other comprehensive loss	(49,344)	(50,269)
Accumulated deficit	(284,046)	(267,413)
Total stockholders’ equity	136,932	148,618
Total liabilities and stockholders’ equity	$404,101	$361,721

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(16,633)	$(85,003)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	4,720	5,912
Amortization expense	8,303	8,782
Amortization of debt issuance costs	451	470
Lease incentives	—	1,499
Loss on disposal of businesses	673	1,533
Non-cash operating lease expense	6,524	5,786
Equity-based compensation	5,987	5,478
Deferred income taxes, net	16	3
Goodwill impairment	—	68,524
Changes in operating assets and liabilities:
Accounts receivable, net	(1,803)	111
Inventory	(16,725)	20,428
Prepaid expenses and other current assets	(397)	(5,448)
Accounts payable	2,276	7,495
Income taxes payable	(1,625)	(4,528)
Accrued liabilities	7,839	(10,912)
Sales returns reserve	(1,199)	3,714
Deferred revenue	1,083	(4)
Lease liabilities	(5,828)	(5,798)
Net cash (used in) provided by operating activities	(6,338)	18,042
Cash flows from investing activities:
Purchases of intangible assets	(5)	(59)
Purchases of property and equipment	(7,689)	(5,462)
Net cash used in investing activities	(7,694)	(5,521)
Cash flows from financing activities:
Proceeds from line of credit, net of issuance costs	34,500	—
Repayment of line of credit	(13,000)	(33,100)
Repayment of debt	(3,300)	(4,200)
Taxes paid related to net share settlement of equity awards	(786)	(107)
Proceeds from issuances under equity-based compensation plans	93	90
Repurchase of shares	(1,272)	(910)
Net cash provided by (used in) financing activities	16,235	(38,227)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(674)	(63)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,529	(25,769)
Cash, cash equivalents and restricted cash at beginning of period	24,029	48,373
Cash, cash equivalents and restricted cash at end of period	$25,558	$22,604

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$23,077	$20,742
Restricted cash, included in prepaid expenses and other current assets	538	1,862
Restricted cash, included in other assets	1,943	—
Total cash, cash equivalents and restricted cash	$25,558	$22,604

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2024	2023	2024	2023
Gross margin	58.0%	55.4%	57.4%	56.3%
Net loss	$(5,439)	$(70,410)	$(16,633)	$(85,003)
Net loss margin	(3.6)%	(50.0)%	(4.0)%	(21.4)%
Adjusted EBITDA[2]	$8,208	$4,697	$17,094	$12,451
Adjusted EBITDA margin[2]	5.5%	3.3%	4.1%	3.1%
Key Operational Metrics and Regional Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
(metrics in millions, except AOV; sales in thousands)	2024	2023	% Change	2024	2023	% Change
Key Operational Metrics
Active customers[4]	4.05	3.55	14.1%	4.05	3.55	14.1%
Average order value	$81	$81	—%	$79	$81	(2.5)%
Number of orders	1.84	1.73	6.4%	5.28	4.88	8.2%

Sales by Region
U.S.	$100,180	$83,846	19.5%	$272,693	$236,439	15.3%
Australia/New Zealand	43,938	50,022	(12.2)%	123,103	139,505	(11.8)%
Rest of world	5,785	6,965	(16.9)%	19,878	21,402	(7.1)%
Total	$149,903	$140,833	6.4%	$415,674	$397,346	4.6%
Year-over-year growth on a constant currency basis[1]	5.2%			4.9%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income (benefit from) taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three and nine months ended September 30, 2024 and 2023, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2024	2023	2024	2023
Net loss	$(5,439)	$(70,410)	$(16,633)	$(85,003)
Add (deduct):
Total other expense, net	3,457	3,339	8,709	10,815
(Benefit from) provision for income tax	(90)	(3,278)	395	(3,833)
Depreciation and amortization expense	4,454	4,533	13,023	14,694
Equity-based compensation expense	2,136	1,719	5,987	5,478
Goodwill impairment	—	68,524	—	68,524
Non-routine items[5]	3,690	270	5,613	1,776
Adjusted EBITDA	$8,208	$4,697	$17,094	$12,451
Net loss margin	(3.6)%	(50.0)%	(4.0)%	(21.4)%
Adjusted EBITDA margin	5.5%	3.3%	4.1%	3.1%
Net Income (Loss), As Adjusted and Net Income (Loss) Per Share, As Adjusted
Net income (loss), as adjusted and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. We calculate net income (loss), as adjusted as net income (loss) adjusted to exclude significant, nonrecurring charges or gains such as: disposals, goodwill impairment and significant individual legal matters. We calculate net income (loss) per share, as adjusted as net income (loss), as adjusted divided by the weighted-average shares, diluted. Management believes that net income (loss), as adjusted and net income (loss) per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income (loss), as adjusted and net income (loss) per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
5 Non-routine items include a $2.0 million accrual in connection with a legal matter; severance from headcount reductions; sales tax penalties; insured losses, net of recoveries; and other non-routine legal matters.

A reconciliation of non-GAAP net loss, as adjusted, to net loss, as well as the resulting calculation of net loss per share, as adjusted, for the three and nine months ended September 30, 2023 and 2024, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2024	2023	2024	2023
Net loss	$(5,439)	$(70,410)	$(16,633)	$(85,003)
Adjustments:
Loss on disposal of the Rebdolls reporting unit	—	—	—	951
Goodwill impairment	—	68,524	—	68,524
Accrual for a pending legal matter	2,012	—	2,012	—
Tax effects of adjustments	(523)	—	(523)	—
Net loss, as adjusted	$(3,950)	$(1,886)	$(15,144)	$(15,528)
Net loss per share, as adjusted	$(0.37)	$(0.18)	$(1.44)	$(1.45)
Weighted-average shares, diluted	10,595,526	10,695,621	10,538,591	10,736,628